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Salix Holdings, Ltd.
3600 West Bayshore Road, Suite 205
Palo Alto, California 94303

Ladies and Gentlemen:

Re: REGISTRATION STATEMENT ON FORM S-1 FILE NO. 333-33781
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We have examined the Registration Statement on Form S-1 filed by you with the
Securities and Exchange Commission on August 15, 1997 (Registration No. 333-33781) (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the shares of Common Stock registered pursuant to the Registration Statement. As your counsel in connection with the British Virgin Islands aspects of this transaction, we have examined the Memorandum and Articles of Association and Certificate of Incorporation and resolutions of the directors of Salix Holdings, Ltd. authorizing the issue and sale of the Shares in accordance with the terms of the Registration Statement and have considered the proceedings taken and proposed to be taken in connection with the said sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof, and any amendment thereto.

Yours faithfully,
HARNEY, WESTWOOD & RIEGELS